Exhibit 99.1

IPC The Hospitalist Company Enters Into a New Five-Year $75 Million Credit Agreement

NORTH HOLLYWOOD, Calif., August 8, 2011 — IPC The Hospitalist Company, Inc. (“IPC”), (Nasdaq: IPCM), a leading national hospitalist physician group practice company, announced today that it has entered into a new $75 million, five-year secured revolving credit agreement with Wells Fargo Bank, National Association (“Wells Fargo”) and Comerica Bank as lenders and with Wells Fargo as lead arranger and sole book runner and as administrative agent for the lenders. The credit agreement will mature on August 4, 2016 and contains an “accordion” feature that allows an increase of $25 million to the facility with lender approval. Interest rate options for each borrowing include LIBOR plus a margin of either 0.75% or 1.25% based on a leverage ratio, or the lender’s prime rate. This new credit agreement replaces IPC’s existing $30 million credit agreement that was scheduled to mature on September 15, 2011. At the time of closing there were no borrowings under the existing credit agreement.

Devra Shapiro, Chief Financial Officer of IPC, commented, “The successful completion of this larger five-year credit facility demonstrates the confidence of the financial community in the strength of our financial performance and credit profile. In addition, we are pleased to develop a new financial relationship with Wells Fargo, while continuing to maintain our long term relationship with Comerica Bank. We believe that this facility, along with our cash position and positive cash flow from operations, provides us with sufficient capital to continue to fund our organic and acquisition growth strategy.”

About IPC The Hospitalist Company

IPC The Hospitalist Company, Inc. (Nasdaq: IPCM) is a leading physician group practice company focused on the delivery of hospitalist medicine and related facility-based services. IPC’s physicians and affiliated providers practice exclusively in hospitals or other inpatient facilities, including acute, sub-acute and long-term care settings. The Company offers its providers the comprehensive training, information technology, and management support systems necessary to improve the quality and reduce the cost of patient care in the facilities it serves. For more information, visit the IPC website at www.hospitalist.com.

IPC The Hospitalist Company, Inc.	The Ruth Group

Devra Shapiro	Investor Relations

(818) 766-3502	Amy Glynn/Nick Laudico

(646) 536-7023 / 7030

aglynn@theruthgroup.com

nlaudico@theruthgroup.com